Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-220013 of Cincinnati Bell Inc. on Form S-4 of our reports dated March 14, 2017, relating to the consolidated financial statements of Hawaiian Telcom Holdco, Inc. and subsidiaries and the effectiveness of Hawaiian Telcom Holdco, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Hawaiian Telcom Holdco, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

October 3, 2017